EXHIBIT 10.34


October 10, 1996

Michael Grainger
Ingram Micro Inc.
1600 E. St. Andrew Place
Santa Ana, CA 92799

Dear Mike:

This letter will confirm Ingram Micro's offer of employment to you. The Board of Directors will be requested to elect you to the position of Executive Vice President and Chief Financial Officer--Worldwide, at its next meeting. You will report directly to me, the Chairman and Chief Executive Officer.

Your base salary will be $25,000 per month ($300,000 annualized) effective October 1, 1996, to be paid on the Company's monthly Executive payroll cycle. You will have your next performance and merit review in December, 1997 and annually thereafter. You will also be eligible to participate in the standard health and employee benefit programs of Ingram Micro Inc., (information explaining the health and benefits programs and participatory requirements is enclosed with this letter.)

You will continue to be considered on temporary assignment through January 31, 1997 and Ingram Micro will pay all temporary living expenses through that date.

Effective October 1, 1996, you will also be eligible to participate in the Executive Incentive Bonus Plan, and your Target Bonus percentage will be 60% of your base earned salary. For 1996, your participation will be guaranteed at 100% of the 60% Target Bonus based on salary earned from October 1, 1996, through December 31, 1996. The bonus payout will be paid in March 1997. For 1997, participation will be based on the 1997 Executive Incentive Bonus Plan. The provisions of the current Plan are as follows:

Sixty percent (60%) of your eligible incentive bonus award will be automatically calculated based on the Company's pre-tax, pre-bonus profit performance against financial targets. The remaining forty percent (40%) will be based on your individual performance against personal goals and objectives, subject to pre-tax, pre-bonus achievement. You are eligible to earn up to 150% of the Target Bonus percentage if the Company performs exceptionally well. The earned bonus payout will be paid in March of each year following completion of the Plan year and you must be employed at the time of payout to be eligible.

The Stock Option Committee of the Ingram Micro Board of Directors will be requested to grant you stock options on 200,000 shares of Ingram Micro Common Stock. (These are in addition to the shares you previously purchased under the terms of the Key Employee Stock Purchase Plan.) The Committee will be requested to make the options effective the date of the Initial Public Offering (I.P.O.) of the Common Stock at the Company and the exercise price for these options will be the I.P.O. price. The options will vest 25% effective April 1, 1998 and an additional 25% on April 1, 1999, April 1, 2000 and April 1, 2001, provided that you continue to be employed by Ingram Micro on each of those dates.

In addition to the foregoing, the Stock Option Committee will be requested to grant you options on another 100,000 shares of Ingram Micro Common Stock effective the date of the I.P.O. at the I.P.O. price. These options will vest as certain specified Company financial objectives are achieved, but in no case earlier than April 1, 1998 nor later than the ninth anniversary of the I.P.O. date.

For 1996, the Company will provide Executive Tax Assistance through Price Waterhouse, Nashville, Tennessee.

Ingram Micro agrees to assist you with relocation of you and your family to Orange County, in accordance with our standard officer relocation assistance package in effect at the date with your relocation. In no event, will the relocation allowance be less than that provided in the current policy, (see attached current Relocation Assistance Agreement.) Ingram Micro will give you a two (2) year period to make the decision to relocate.

Notwithstanding any provision of your "Rollover Option" Agreement to the contrary, if at any time Ingram Micro terminates your employment without Cause (as Cause is defined in the Ingram Micro Inc. Rollover Stock Option
Plan), Ingram Micro shall cause all unvested "Rollover Options" to become 100% vested. Such "Rollover Options" must be exercised, if at all, within two years of the date of such termination. Notwithstanding any provision of the Purchase Agreement relating to shares purchased under the Key Employee Stock Purchase Plan, upon such termination all restrictions thereunder applicable to such shares shall lapse.

Ingram Micro employs on an at will basis. Continued employment is based on job performance; that is, successfully meeting expectations and requirements established for the job and for continued success of Ingram Micro's business activity.

If the above confirms your understanding of the terms and conditions of your employment, please sign both copies of this letter and return the original to David Finley, Senior Vice President Human Resources, Worldwide, keeping the copy for your files.

We are really looking forward to your joining our team and know that you will make significant contributions to building an even greater Company.

Very best regards,

/s/
______________________________
Jerre L. Stead
Chairman and Chief Executive Officer


I have received a copy of this letter and accept the offer as outlined above.

/s/                                          10/16/96
______________________________            __________________
Michael Grainger                          Date

Attachment

cc:         Jerre Stead       Michael Head
	    David R. Dukes    Tom Berry
	    Jeff Rodek        Main Files
	    David Finley